Exhibit 10.1

AGREEMENT ON TERMS AND CONDITIONS OF STOCK AWARD

(Director Restricted Stock Award)

By checking the box next to “I have read the documents” and clicking the “I ACCEPT” button, you are acknowledging and agreeing to all of the terms, conditions and restrictions set forth in this AGREEMENT ON TERMS AND CONDITIONS OF STOCK AWARD (this “Agreement”), which is made as of the Award Date (as such term is used on your Computershare [_____] page), by and between Shiloh Industries, Inc., a Delaware corporation (the “Company”), and you (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2016 Equity and Incentive Compensation Plan (the “Plan”).

2.Grant of Restricted Shares. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Grantee as of the Award Date (the “Date of Grant”) an amount of shares of Company common stock listed next to the “Total Granted” term set forth on Grantee’s Computershare [_____] page (the “Restricted Shares”) in accordance with the terms and conditions of this Agreement.

3.Restrictions on Transfer of Restricted Shares. Subject to Section 15 of the Plan, the Restricted Shares shall not be transferable prior to Vesting (as defined below) pursuant to Section 4 hereof other than by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

4.Vesting of Restricted Shares.

(a)
The Restricted Shares covered by this Agreement shall become nonforfeitable (“Vest,” or similar terms) on the [_____] anniversary of the Date of Grant, conditioned upon the Grantee’s continuous service on the Board through such date (the period from the Date of Grant until the [_____] anniversary of the Date of Grant, the “Vesting Period”). Any Restricted Shares that do not so Vest will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Grantee ceases to continuously serve on the Board prior to the end of the Vesting Period.

(b)
Notwithstanding Section 4(a) above, the Restricted Shares shall Vest if the Grantee should die or become Disabled prior to the end of the Vesting Period while the Grantee is continuously serving on the Board (to the extent the Restricted Shares have not previously Vested).

(c)
(i) Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the Restricted Shares, and while the Grantee is continuously serving on the Board, a Change in Control occurs, then all of the Restricted Shares will become Vested, except to the extent that a Replacement Award is provided to the

Grantee in accordance with Section 4(c)(ii) to continue, replace or assume the Restricted Shares covered by this Agreement (the “Replaced Award”).

(ii) For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., time-based restricted shares) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii) If, after receiving a Replacement Award, the Grantee experiences an involuntary termination of Board service (or service on the Board of any of the Company’s successors) within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, then the Replacement Award will become Vested.

(d)
For purposes of this Agreement, “Disabled” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

5.Rights as a Shareholder. The Grantee shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive all dividends paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend or other distribution shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.

6.Retention of Stock Certificates by Company. The Restricted Shares will be issued either (a) in certificate form or (b) in book entry form, registered in the name of the Grantee, with legends or notations as applicable, referring to the terms, conditions, and restrictions set forth in this Agreement. Certificates representing the Restricted Shares, if any, will be held in custody by the Company together with a stock power endorsed in blank by the Grantee with respect thereto, until those Restricted Shares have Vested in accordance with Section 4.

7.Adjustments. The number of Restricted Shares subject to this Agreement and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

8.Taxes. The Grantee will be solely responsible for the payment of all taxes that arise with respect to the granting or Vesting of the Restricted Shares.

9.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

12.No Right to Future Awards or Board Membership. The grant of the Restricted Shares under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Grantee any right to continued service as a member of the Board.

13.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

14.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

16.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

18.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.